EXHIBIT 99.1

Investors Relations Contact: Quynh McGuire 724-539-6559

Media Relations Contact: Joy Chandler 724-539-4618

DATE: December 6, 2006

FOR RELEASE: Immediate
Kennametal Names Frank P. Simpkins VP & CFO;
Wayne D. Moser VP, Finance & Corporate Controller
LATROBE, Pa., December 6, 2006 — Kennametal Inc. (NYSE: KMT) announced today that its Board of Directors has elected Frank P. Simpkins, 43, to the position of Vice President and Chief Financial Officer. Mr. Simpkins has been acting as interim CFO since September 30, 2006, while still serving as Corporate Controller. Wayne D. Moser, 53, has been named Vice President, Finance and Corporate Controller, replacing Mr. Simpkins in that role. Both promotions are effective December 6, 2006.
In his new role, Mr. Simpkins will oversee the company’s finance, treasury, accounting, mergers and acquisitions and investor relations functions. Mr. Simpkins, who has been with Kennametal since 1995, most recently served as Vice President, Finance and Corporate Controller for the firm.
“During Frank’s eleven year tenure with Kennametal he has had responsibility for many of our major financial functions, including serving as Director of Finance for our largest business segment and then as Vice President, Finance for Kennametal’s Industrial Business,” said Carlos M. Cardoso, Kennametal’s President and CEO. “As we conducted an extensive review of both internal and external CFO talent, we quickly realized that Frank had the skills, the financial and operational experience, the relationships and, most importantly, the vision necessary to succeed in this key position.”

“I am honored by the Board’s vote of confidence,” commented Mr. Simpkins, “and I look forward to the challenge. It is also an honor to lead Kennametal’s world-class finance team as we continue to do our part to execute against our global corporate growth strategies.”
Prior to joining Kennametal, Mr. Simpkins was CPA / Manager with the former Coopers & Lybrand (now PricewaterhouseCoopers). Additionally, he is a member of the Board of Directors of Kennametal India Ltd.
Newly named Vice President, Finance and Corporate Controller Wayne D. Moser was most currently CFO for the company’s European operations. Mr. Moser will focus on corporate financial processes and Kennametal’s worldwide accounting system and records, as well as the preparation and filing of the firm’s financial statements and reports. Mr. Moser joined Kennametal in 1984 and has held a number of leadership positions of increasing responsibility including Director, European Strategic Initiatives; General Manager, Industrial Products Europe; Integration Manager and General Manager, Mining & Construction in addition to previous positions in finance.
”It is also important to note that both Frank and Wayne are long-term Kennametal employees—so this is a good indication of Kennametal’s bench strength in executive leadership as well as the company’s commitment to Talent Development, which is a core component of our business operations model—the Kennametal Value Business System,” concluded Mr. Cardoso.
Kennametal Inc. (NYSE:KMT) is a leading global supplier of tooling, engineered components and advanced materials consumed in production processes. The company improves customers’ competitiveness by providing superior economic returns through the delivery of application knowledge and advanced technology to master the toughest of materials application demands. Companies producing everything from airframes to coal, from medical implants to oil wells and from turbochargers to motorcycle parts recognize Kennametal for extraordinary contributions to their value chains. Customers buy over $2.3 billion annually of Kennametal products and services – delivered by our approximately 13,500 talented employees in over 60 countries – with almost 50 percent of these revenues coming from outside the United States. Visit us at www.kennametal.com. [KMT-G]
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